Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, August 6, 2010
Blue Valley Ban Corp. Reports Second Quarter 2010 Results
Overland Park, Kansas, August 6, 2010 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the quarter ended June 30, 2010 of $1.2 million, compared to net income of $206,000 for the quarter ended June 30, 2009. The fully-diluted loss per share was $0.54 for the three months ended June 30, 2010, compared to fully-diluted loss per share of $0.02 in the same period of 2009. Net loss for the six months ended June 30, 2010 was $2.1 million, or fully-diluted loss per share of $0.95, which is an improvement from the net loss of $7.9 million or fully-diluted loss per share of $3.04 for the same period of 2009.
The Company is showing improvement in its year-to-date operating results. The Company’s subsidiary, Bank of Blue Valley, continues to maintain capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintain a strong liquidity position. “Our strong capital and liquidity position has enabled us to improve the credit quality of our loan portfolio. We are focused on developing new lending relationships and looking for opportunities to expand our non-interest income and our net interest margin,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the second quarter of 2010, net interest income decreased 16.9% to $3.7 million compared to $4.5 million for the same period in the prior year, primarily due to a lower net interest margin resulting from a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income. Average loan balances for the three month period ended June 30, 2010, as compared to the same period in the prior year, declined by $91.4 million, or 14.8%, as a result of several larger loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was partially offset by lower interest expense. As market rates have declined, the rates paid on interest-bearing deposits have also declined.
The provision for loan losses for the three month period ended June 30, 2010 was $1.2 million, compared to no provision for the same period in the prior year. The increase in provision for loan losses was a result of the deterioration in credit quality of two credit relationships during the period, as well an increase in general reserves required due to changes in economic conditions reviewed and analyzed by the Company on a monthly basis.
Non-interest income decreased $719,000, or 28.4%, for the three month period ended June 30, 2010, as compared to the same period in 2009. The decrease was a result of a decrease in other income by $883,000, or 77.5%, during the second quarter of 2010, as compared with the second quarter of 2009. This decrease was primarily due to a $400,000 net gain fair value adjustment recorded for the three months ended June 30, 2009 related to the fair value of certain mortgage loan-related commitments, compared with a $15,000 net loss for the same period in 2010. In addition, other income has declined as a result of lower gains realized on foreclosed assets held for sale as compared to the same period in the prior year.
Non-interest expense decreased $461,000, or 6.9%, for the three month period ended June 30, 2010, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to the decrease in salaries and employee benefits of $233,000, or 7.5%. The salaries and employee benefits expense decreased due to lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of the decreased origination and refinancing volume and the change in the commission structure for each loan originated and sold. In addition, other operating expense decreased $199,000, or 6.9%, due to lower expense related to the insurance assessment by Federal Deposit Insurance Corporation (FDIC) for the three month period ended June 30, 2010. During the second quarter of 2009, the FDIC imposed a special assessment on each FDIC-insured depository institution’s assets less its Tier 1 Capital as of June 30, 2009. The FDIC has not imposed a special assessment thus far in 2010.
For the six month period ended June 30, 2010, net interest income decreased 22.5% to $7.3 million compared to $9.5 million for the same period in 2009, due to a change in asset mix, specifically higher federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income. Average outstanding loan balances for the six month period ended June 30, 2010, as compared to the same period in the prior year, declined $101.8 million, or 16.0%, as a result of several large loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was offset by lower interest expense. As market rates have declined, the rates paid on deposits have also declined.
The provision for loan losses for the six months ended June 30, 2010 was $1.5 million compared to $12.9 million in the same period in 2009, a decrease of $11.4 million, or 88.8%. The decrease in provision was a result of the Company refining the allowance for loan loss methodology during the first quarter of 2009 to better reflect the inherent losses in the loan portfolio as a result of the weakened economic conditions and to increase the general reserves on our performing loans to reflect the impact of the economic conditions. Based on similar analysis as of June 30, 2010, a $1.5 million provision for loan losses was deemed necessary.
Non-interest income declined by $1.3 million, or 27.5%, for the six month period ended June 30, 2010. This was the result of a decrease in other income of $990,000, or 71.3%, due to the effect of recording the net fair value of certain mortgage loan-related commitments. This decrease was primarily due to a $400,000 net gain fair value adjustment recorded for the six months ended June 30, 2009 related to the fair value of certain mortgage loan-related commitments, compared with a $178,000 net loss for the same period in 2010. Other income also declined as a result of lower gains realized on the sale of foreclosed assets held for sale as compared to the prior year period. In addition, the decrease in non-interest income was a result of lower gains realized on the sale of available-for-sale securities by $251,000, or 72.5%. There were $5.0 million securities sold during 2010 compared to $11.0 million in 2009.
Non-interest expense decreased $1.2 million, or 8.49%, for the six month period ended June 30, 2010, as compared to the same period in 2009. The decrease was attributed to a decrease in the provision for other real estate recorded by the Company for declines in real estate values. The Company recorded a provision of $178,000 for the six month period ended June 30, 2010, as compared to a provision of $918,000 for the same period in 2009. Also contributing to the decrease in non-interest expense was a decline in salaries and employee benefits by $310,000, or 5.04%, as a result of lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume and a change in the commission structure for each loan originated and sold. The decrease was partly offset by a higher insurance assessment by the FDIC for the six month period ended June 30, 2010 as a result the increase in assessment rates by the FDIC in 2009.
Total assets, loans and deposits at June 30, 2010 were $818.3 million, $516.9 million and $632.5 million, respectively, compared to $811.3 million, $604.3 million and $616.5 million one year earlier, respectively, increases of 0.9% and 2.6% for assets and deposits, respectively and a decrease of 14.5% for loans. As of June 30, 2010, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the
Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
SECOND QUARTER 2010
FINANCIAL RESULTS
(In thousands, except per share data)
(unaudited)

Three Months Ended June 30	2010	2009
Net interest income	$3,723	$4,481
Provision for loan losses	1,200	—
Non-interest income	1,811	2,530
Non-interest expense	6,226	6,687
Net income (loss)	(1,212)	206
Net loss available to common shareholder	(1,484)	(65)
Net loss per share — Basic	(0.54)	(0.02)
Net loss per share — Diluted	(0.54)	(0.02)
Return on average assets	(0.59)%	0.10%
Return on average equity	(15.90)%	(0.57)%

Six Months Ended June 30
Net interest income	$7,338	$9,470
Provision for loan losses	1,450	12,925
Non-interest income	3,410	4,700
Non-interest expense	12,579	13,746
Net loss	(2,085)	(7,899)
Net loss available to common shareholder	(2,629)	(8,382)
Net loss per share — Basic	(0.95)	(3.04)
Net loss per share — Diluted	(0.95)	(3.04)
Return on average assets	(0.51)%	(1.92)%
Return on average equity	(13.95)%	(33.29)%

At June 30
Assets	$818,275	$811,333
Loans	516,928	604,326
Deposits	632,458	616,549
Stockholders’ Equity	58,786	67,858